Press Release EXHBIT 99.1

Darwin Stockholders Adopt Merger Agreement with Allied World

FARMINGTON, CT – October 15, 2008 – Darwin Professional Underwriters, Inc. (the “Company”) (NYSE: DR) today announced that at a special meeting of the Company’s stockholders held on October 15, 2008, the Company stockholders adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 27, 2008, among the Company, Allied World Assurance Company Holdings, Ltd (“Allied World”) and Allied World Merger Company, a subsidiary of Allied World. Approximately 87 percent of the outstanding shares of the Company’s common stock entitled to be cast at the special meeting voted for the adoption of the Merger Agreement.

About Darwin Professional Underwriters, Inc.

Darwin is a specialty insurance group based in Farmington, Connecticut. The Company is focused on the professional liability insurance market and underwrites directors and officers liability for public and private companies, errors and omissions liability insurance, medical malpractice liability insurance, and other specialty coverage. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (DNA), and Darwin Select Insurance Company (Darwin Select). DNA and Darwin Select have earned a financial strength rating of A- (Excellent) from A.M. Best Company. Darwin is traded on the New York Stock Exchange under the ticker symbol, DR. For more about Darwin visit http://www.darwinpro.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain Darwin’s stockholder approval or the failure to satisfy other conditions to completion of the merger; risks that the proposed transaction disrupts current plans and operations; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the Company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information about Darwin, visit www.darwinpro.com.

Media inquiries:

Jack Sennott

860.284.1918

jsennott@darwinpro.com

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